Exhibit 10.7

January 2008

NBT BANCORP INC. AND SUBSIDIARIES

2008 EXECUTIVE INCENTIVE COMPENSATION PLAN

NBT BANCORP INC. AND SUBSIDIARIES
2008 EXECUTIVE INCENTIVE COMPENSATION PLAN

Appendix A - Incentive Plan Participants and Distribution of Awards

APPENDIX A

2008 Executive Incentive Compensation Plan Pay-out Detail - 90% Baseline Budget EPS Threshold

Corporate Performance/Personal Goals % Split
Level	Executive	Corporate	Personal	Total
Level A	Dietrich	100%	0%	100%
Level B-1	Chewens	66%	34%	100%
Level B-2	Raven	50%	50%	100%
Level C	Levy	50%	50%	100%
Level C	Scarlett	50%	50%	100%
Level C	Stagliano	50%	50%	100%

Total Level A*
Incentive Threshold Payout - $1.472	48.0%
Level 2 - $1.512	51.0%
Level 3 - $1.553	54.0%
Level 4 - $1.594	57.0%
Base Line Budget - $1.635	60.0%
Level 6 - $1.717	70.0%
Level 7 - $1.799	80.0%
Level 8 - $1.880	90.0%
Maximum Incentive Payout - $1.962	100.0%

	Corp. Payout Level B-1	Pers. Payout Level B-1	Total Level B-1*	Corp. Payout Level B-2	Pers. Payout Level B-2	Total Level B-2*
Incentive Threshold Payout - $1.472	24.8%	12.8%	37.6%	18.8%	18.8%	37.6%
Level 2 - $1.512	26.4%	13.6%	40.0%	20.0%	20.0%	40.0%
Level 3 - $1.553	27.9%	14.4%	42.3%	21.2%	21.1%	42.3%
Level 4 - $1.594	29.5%	15.2%	44.7%	22.3%	22.4%	44.7%
Base Line Budget - $1.635	31.0%	16.0%	47.0%	23.5%	23.5%	47.0%
Level 6 - $1.717	38.8%	20.0%	58.8%	29.4%	29.4%	58.8%
Level 7 - $1.799	46.5%	24.0%	70.5%	35.3%	35.2%	70.5%
Level 8 - $1.880	54.3%	28.0%	82.3%	41.1%	41.2%	82.3%
Maximum Incentive Payout - $1.962	62.0%	32.0%	94.0%	47.0%	47.0%	94.0%

	Corp. Payout Level C	Pers. Payout Level C	Total Level C*
Incentive Threshold Payout - $1.472	12.4%	12.4%	24.8%
Level 2 - $1.512	13.2%	13.2%	26.4%
Level 3 - $1.553	14.0%	13.9%	27.9%
Level 4 - $1.594	14.7%	14.8%	29.5%
Base Line Budget - $1.635	15.5%	15.5%	31.0%
Level 6 - $1.717	19.4%	19.4%	38.8%
Level 7 - $1.799	23.3%	23.2%	46.5%
Level 8 - $1.880	27.1%	27.2%	54.3%
Maximum Incentive Payout - $1.962	31.0%	31.0%	62.0%

* % of base salary at appropriate level

NBT BANCORP INC. AND SUBSIDIARIES

Introduction

It is important to examine the benefits that accrue to the organization through the operation of the Executive Incentive Compensation Plan (EICP).  The Plan impacts directly on the success of the organization and its purpose can be summarized as follows:

*      Provides Motivation:  The opportunity for incentive awards provides Executives with the impetus to "stretch" for challenging, yet attainable, goals.

*      Provides Retention:  By enhancing the organization's competitive compensation posture.

*      Provides Management Team Building:  By making the incentive award dependent on the attainment of organization goals, a "team orientation" is fostered among the participant group.

*      Provides Individual Motivation:  By encouraging the participant to make significant personal contribution to the corporate effort.

*   Provides Competitive Compensation Strategy:  The implementation of incentive arrangements is competitive with current practice in the banking industry.

Highlights of the 2008 Executive Incentive Compensation Plan (EICP) are listed below:

1.	The Plan is competitive compared with similar sized banking organizations and the banking industry in general.

2.	The Compensation Committee of the Board of Directors controls all aspects of the Plan.

3.	All active Executives are eligible for participation.

4.
The financial criteria necessary for Plan operation consist of achieving certain levels of Earnings Per Share (EPS) for the Company and its Subsidiaries as applicable.   The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures and related expenses; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees; they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

5.	Incentive distributions will be made during the first quarter of the year following the Plan Year and will be based on the matrix in Appendix A.

6.
Incentive awards will be based on attainment of corporate goals.  Total incentive awards may contain Corporate, Subsidiary, Divisional and Individual components.  The Corporate, Subsidiary and Divisional components are awarded by virtue of performance related to pre-established goals and the Individual component is awarded by virtue of individual performance related to individual goals.  No bonus will be paid unless the Corporation achieves the threshold EPS goal set forth in Appendix A.

NBT BANCORP INC. AND SUBSIDIARIES

The Board of Directors has established this 2008 Executive Incentive Compensation Plan.  The purpose of the Plan is to meet and exceed financial goals and to promote a superior level of performance relative to the competition in our market areas.  Through payment of incentive compensation beyond base salaries, the Plan provides reward for meeting and exceeding financial goals.

SECTION I – DEFINITIONS

Various terms used in the Plan are defined as follows:

Award:  An award granted under this Plan.

Base Salary: The base salary at the end of the Plan Year, excluding any bonuses, contributions to Executive benefit programs, or other compensation not designated as salary.

Board of Directors:  The Board of Directors of NBT Bancorp Inc.

CEO:  The CEO of NBT Bancorp Inc.

Code:  The Internal Revenue Code of 1986, as now in effect or as hereafter amended.

Corporate, Subsidiary and Divisional Goals:  Those pre-established objectives and goals of NBT Bancorp Inc. or its Subsidiaries and Divisions which are required to activate distribution of awards under the Plan.

Covered Employee:  A Participant who is a Covered Employee within the meaning of Section 162(m)(3) of the Code.

Individual Goals:    Refers to the performance standards established by the plan participant and agreed to by the supervisor.  The participant shall stray from using standards tied to day to day responsibilities and shall strive to achieve such goals that shall be considered value-added and, where possible, support the strategic objectives of the Company.

Compensation Committee:  The Compensation and Benefits Committee of the NBT Bancorp Inc. Board of Directors.

Plan Participant:  An eligible Executive as recommended by the CEO and approved by the Compensation Committee for participation for the Plan Year.

Plan Year:  The 2008 calendar year.

SECTION II - ELIGIBILITY TO PARTICIPATE

To be eligible for an award under the Plan, a Plan participant must be an Executive in full-time service at the start and close of the calendar year and at the time of the award unless mutually agreed upon prior to the Executive leaving the company.  Newly hired employees may be recommended by the CEO and approved by the Compensation Committee as eligible for an award as determined by their date of hire or any relevant employment agreement.  A Plan participant must be in the same or equivalent position, at year-end as they were when named a participant or have been promoted during the course of the year, to be eligible for an award.  If a Plan participant voluntarily leaves the company prior to the payment of the award, he/she is not eligible to receive an award unless mutually agreed upon prior to the Executive leaving the company.  However, if the active full-time service of a participant in the Plan is terminated by death, disability, retirement, or if the participant is on an approved leave of absence, an award may be recommended for such a participant based on the proportion of the Plan Year that he/she was in active service.

SECTION III - ACTIVATING THE PLAN

If and to the extent that the Committee determines that a bonus to be granted under the Plan to a Plan participant who is designated by the Compensation Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the bonus as to that Plan participants shall be determined consistently with the terms of the NBT Bancorp Inc. 2008 Omnibus Incentive Plan.

The operation of the Plan is predicated on attaining and exceeding management performance goals.  The goals will consist of the attainment of certain Earnings Per Share (EPS) levels as applicable.  Non-recurring events including changes in tax laws and accounting rules may be excluded from the financial results at the discretion of the CEO and upon approval of the Compensation Committee; subject to the terms of the NBT Bancorp Inc. 2008 Omnibus Incentive Plan as applied to any Covered Employee whose bonus is intended to qualify for purposes of Code Section 162(m).

EPS goals shall be established not later than 90 days after the beginning of any performance period applicable to the bonus, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).  In addition, the maximum value of a bonus awarded under the Plan to a single Covered Employee may not exceed $2,000,000 per Plan Year.

Prior to payment of any bonus amount under the Plan to a Covered Employee whose bonus is intended to qualify for purposes of Code Section 162(m), the Compensation Committee shall certify in writing that the EPS goal(s) and all other material terms stated herein have been attained.  For this purpose, the approved minutes of a Compensation Committee meeting in which a certification is made shall be treated as a written certification.

The Corporation must achieve a threshold EPS goal set forth in Appendix A to trigger an award pursuant to the terms of this Plan.  The bonus awards can range from 0 to 200% of the target award for Plan participants.

SECTION IV - CALCULATION OF AWARDS

The Compensation Committee designates the incentive formula as shown in Appendix A.  The Compensation Committee will make final decisions with respect to all incentive awards and will have final approval over all incentive awards.  Prior to payment of any bonus amount under the Plan to a Covered Employee whose bonus is intended to qualify for purposes of Code Section 162(m), the Compensation Committee shall certify in writing that the EPS goal(s) and all other material terms stated herein have been attained.  For this purpose, the approved minutes of a Compensation Committee meeting in which a certification is made shall be treated as a written certification. The individual participant data regarding maximum award and formulas used in calculation has been customized and appears as Appendix A.

SECTION V - SPECIAL RECOMMENDATIONS

As long as the threshold EPS goal is met, the CEO will recommend to the Compensation Committee the amounts to be awarded to individual participants in the incentive Plan.  The CEO may recommend a change outside the formula to a bonus award (increase or decrease) to an individual participant by a specified percentage based on assessment of special individual performance outside the individual goals or based on special circumstances that may have occurred during the plan year; provided, however that as to a Covered Employee whose bonus is intended to qualify for purposes of Code Section 162(m), only the Compensation Committee has the authority to make a change outside the formula to a bonus award and it may exercise its discretion only to reduce the bonus award.

SECTION VI - DISTRIBUTION OF AWARDS

Distribution of the EICP will be made during the first quarter of the year following the plan.  Distribution of the award must be approved by the Compensation Committee.

In the event of death, any approved award earned under the provisions of this plan will become payable to the designated beneficiary of the participant as recorded under the Company’s group life insurance program; or in the absence of a valid designation, to the participant's estate.

SECTION VII - PLAN ADMINISTRATION

The Compensation Committee shall, with respect to the Plan have full power and authority to construe, interpret, manage, control and administer this Plan. The Committee shall decide upon cases in conformity with the objectives of the Plan under such rules as the Board of Directors may establish.

Any decision made or action taken by NBT Bancorp Inc., the Board of Directors, or the Compensation Committee arising out of, or in connection with, the administration, interpretation, and effect of the Plan shall be at their absolute discretion and will be conclusive and binding on all parties.  No member of the Board of Directors, Compensation Committee, or employee shall be liable for any act or action hereunder, whether of omission or commission, by a Plan participant or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated in accordance with the provision of the Plan.

SECTION VIII - AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION

NBT Bancorp Inc. reserves the right, by and through its Board of Directors to amend, modify, suspend, reinstate or terminate all or part of the Plan at any time.  The Compensation Committee will give prompt written notice to each participant of any amendment, suspension or termination or any material modification of the Plan.  In the event of a merger or acquisition, the Plan and related financial formulas may be reviewed and adjusted to take into account the effect of such activities.

SECTION IX – NONEXCLUSIVITY

NBT Bancorp Inc. reserves the right, by and through its Board of Directors and Compensation Committee to award bonus and other forms of incentive compensation outside the terms of this Plan.

SECTION X - EFFECTIVE DATE OF THE PLAN

The effective date of the Plan shall be January 1, 2008.

SECTION XI - EMPLOYER RELATION WITH PARTICIPANTS

Neither establishment nor the maintenance of the Plan shall be construed as conferring any legal rights upon any participant or any person for a continuation of employment, nor shall it interfere with the right of an employer to discharge any participant or otherwise deal with him/her without regard to the existence of the Plan.

SECTION XII - GOVERNING LAW

Except to the extent pre-empted under federal law, the provisions of the Plan shall be construed, administered and enforced in accordance with the domestic internal law of the State of New York.  In the event of relevant changes in the Internal Revenue Code, related rulings and regulations, changes imposed by other regulatory agencies affecting the continued appropriateness of the Plan and awards made thereunder, the Board may, at its sole discretion, accelerate or change the manner of payments of any unpaid awards or amend the provisions of the Plan.